Exhibit 99.1

Date:	November 1, 2013
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

- Strong increase in third quarter Sales and EBITDA -

-  Full year 2013 guidance tightened -

-  Company to host conference call at 8:30 a.m. ET on November 1, 2013 -

East Rutherford, NJ – November 1, 2013 – Cambrex Corporation (NYSE: CBM) reports results for the third quarter ended September 30, 2013.

Highlights
-	Third quarter sales increased to $78.0 million from $59.8 million in the third quarter of 2012.
-	Third quarter EBITDA increased to $17.0 million compared to $9.6 million in the same period last year (see table at the end of this release).
-	Debt, net of cash was $76.0 million at the end of the third quarter, an increase of $8.5 million during the quarter.
-	2013 full year sales and EBITDA guidance ranges tightened, increased lower end of ranges (see Financial Expectations section below).

"We are very pleased with our strong third quarter financial results and narrowed our full year guidance range, increasing the lower end of the range for both sales and EBITDA, reflecting our confidence in expected full year results," commented Steven M. Klosk, President and Chief Executive Officer of Cambrex.  "Our Charles City, Iowa facility began shipping commercial launch quantities of an API for a key new product candidate and we are currently on schedule to ship higher volumes of this new API than was previously expected for 2013.  As we've indicated in recent quarters, we continue to see strong demand for late stage custom development products."

Third Quarter 2013 Operating Results

Sales of $78.0 million were 30.3% higher compared to the same period last year, including the favorable impact of foreign exchange of 1.8%.  The increase was primarily due to higher sales of a large phase 3 product and certain branded active pharmaceutical ingredients ("APIs"), partially offset by lower sales of generic APIs and products utilizing the Company's drug delivery technology.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Gross margins increased to 32.0% from 31.0% compared to the same period last year.  This increase was primarily due to increased sales and production volumes partially offset by higher production costs.

Selling, general and administrative ("SG&A") expenses were $11.1 million compared to $11.9 million in the same period last year.  The decrease was mainly due to lower personnel expenses.

Research and development expenses were $2.6 million compared to $2.3 million in the same period last year.

Operating profit increased to $11.3 million from $4.3 million in the same period last year. The increase in operating profit was primarily the result of higher gross profit and lower selling, general and administrative expenses.  EBITDA was $17.0 million compared to $9.6 million in the same period last year.

Net interest expense was $0.7 million compared to $0.6 million in the same period last year.  This increase was primarily a result of higher average debt.

Equity in losses of partially-owned affiliates, for the Company's portion of Zenara's loss, was $0.5 million compared to $0.6 million in the same period last year.  These amounts include amortization expense of $0.2 million for the third quarters of 2013 and 2012.

The provision for income taxes was $3.8 million and resulted in an effective tax rate of 37.7%.

Income from continuing operations was $6.3 million or $0.20 per share compared to $2.0 million or $0.07 per share in the same period last year.

Loss from discontinued operations, net of tax, was $2.7 million and represents estimated increases in expected future environmental investigation and remediation costs at two former operating sites.

Capital expenditures and depreciation were $6.2 million and $5.7 million, respectively, compared to $5.3 million for both capital expenditures and depreciation in the same period last year.

Financial Expectations – Continuing Operations

The Company expects that full year 2013 sales, excluding the impact of foreign currency, will increase between 9% and 12% over 2012, versus the Company's previous expectation of a full year 2013 sales increase of between 8% and 12%.  In addition, the Company expects that full year 2013 adjusted EBITDA will be between $64 and $68 million, an increase of 11% to 18% over 2012, versus the Company's previous expectation of a full year 2013 adjusted EBITDA between $62 and $68 million.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

The Company began recording tax expense on U.S. income for the first time in several years beginning in 2013 and currently estimates that its 2013 consolidated effective tax rate will be between 32% and 36%.  Due to certain beneficial tax attributes, the Company currently expects to pay only a small amount of cash taxes in the U.S. for the next few years.  The tax rate and amount of cash taxes paid will be sensitive to the geographic mix of income, and quarterly effective tax rates may be volatile.

Capital expenditures for 2013 are expected to be approximately $40 to $43 million, an increase from the previous range of $36 to $40 million, and depreciation is expected to be $22 to $24 million in 2013, unchanged from prior guidance.

These financial expectations are for continuing operations and exclude the impact of any potential acquisitions, restructuring activities and outcomes of tax disputes, and do not reflect the Company's stake in Zenara, which is accounted for using the equity method.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company's third quarter 2013 Form 10-Q is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company's third quarter 2013 results will begin at 8:30 a.m. Eastern Time on Friday, November 1, 2013 and last approximately 45 minutes.  Those wishing to participate should call 1-888-510-1765 for domestic and +719-325-2494 for international.  Please use the pass code 8702967 and call approximately 10 minutes prior to start time.  A webcast will be available on the Investors section on the Cambrex website located at www.cambrex.com.  A telephone replay of the conference call will be available through Friday, November 8, 2013 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the pass code 8702967 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients ("APIs"), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Forward Looking Statements

This document contains "forward-looking statements," including statements regarding expected performance, especially those set forth under the heading "Financial Expectations – Continuing Operations," including the Company's expectation that full year 2013 sales, excluding the impact of foreign currency, will increase between 9% and 12% versus 2012, that full year 2013 adjusted EBITDA will be between $64 and $68 million, that capital expenditures will be approximately $40 to $43 million, that depreciation will be $22 to $24 million in 2013, that the Company currently expects to pay only a small amount of cash taxes in the U.S. for the next few years, and that its estimated tax rate will be between 32% and 36%.  These and other forward looking statements may be identified by the fact that they use words such as "expects," "anticipates," "intends," "estimates," "believes" or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described, or incorporated by reference, in Item 1A of Part I of the Company's Annual Report on Form 10-K for the period ended December 31, 2012, captioned "Risk Factors," or otherwise described in the Company's filings with the SEC provide examples of such risks and uncertainties that may cause the Company's actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company's public filings, changes in foreign exchange rates, uncollectible receivables, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company's ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products, as well as risks relating to the build-up of inventory and capital expenditures that have been made in advance of revenue for a Phase 3 supply agreement signed during 2012 including that the customer's product may not obtain the necessary regulatory approvals to commercialize the product, that anticipated quantities may be meaningfully reduced, and that the Company may not be able to meet customer timelines for production if, among other variables, the Company's new large scale GMP manufacturing facility in Charles City, Iowa does not continue to perform as anticipated.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the Forward-Looking Statement sections therein, and other filings with the SEC.  The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Use of Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure, which the Company defines as operating profit plus depreciation and amortization expense.  Other companies may have a different definition of EBITDA and, therefore, EBITDA may not be comparable with non-GAAP financial measures provided by other companies.  EBITDA should not be considered an alternative to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex's liquidity.  Cambrex uses EBITDA as one of several metrics to assess and analyze its operational results and trends.  Cambrex also believes it is useful to investors because it is a common operating performance metric as well as a metric routinely used to assess potential enterprise value.  Cambrex has provided a reconciliation from U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended September 30, 2013 and 2012
(in thousands, except per-share data)

	2013		2012
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$77,992		$59,841
Commissions, Allowances and Rebates	547		456
Net Sales	77,445		59,385

Other	7		(175)

Net Revenues	77,452		59,210

Cost of Goods Sold	52,486	67.3%	40,679	68.0%

Gross Profit	24,966	32.0%	18,531	31.0%

Operating Expenses
Selling, General and Administrative Expenses	11,128	14.3%	11,910	19.9%
Research and Development Expenses	2,588	3.3%	2,347	3.9%
Total Operating Expenses	13,716	17.6%	14,257	23.8%

Operating Profit	11,250	14.4%	4,274	7.1%

Other Expenses:
Interest Expense, net	664		576
Other Expenses, net	5		72
Equity in Losses of Partially-Owned Affiliates	508		630

Income Before Income Taxes	10,073	12.9%	2,996	5.0%

Provision for Income Taxes	3,799		975

Income from Continuing Operations	$6,274	8.0%	$2,021	3.4%

Loss from Discontinued Operations, Net of Tax	(2,700)		(332)

Net Income	$3,574	4.6%	$1,689	2.8%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.21		$0.07
Loss from Discontinued Operations, Net of Tax	$(0.09)		$(0.01)
Net Income	$0.12		$0.06

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.20		$0.07
Loss from Discontinued Operations, Net of Tax	$(0.08)		$(0.01)
Net Income	$0.12		$0.06

Weighted Average Shares Outstanding
Basic	30,184		29,711
Diluted	31,052		30,587

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Nine Months Ended September 30, 2013 and 2012
(in thousands, except per-share data)

	2013		2012
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$214,201		$207,542
Commissions, Allowances and Rebates	775		1,772
Net Sales	213,426		205,770

Other	1,714		801

Net Revenues	215,140		206,571

Cost of Goods Sold	146,174	68.2%	137,167	66.1%

Gross Profit	68,966	32.2%	69,404	33.4%

Operating Expenses
Selling, General and Administrative Expenses	32,854	15.3%	33,829	16.3%
Research and Development Expenses	7,547	3.5%	7,297	3.5%
Total Operating Expenses	40,401	18.9%	41,126	19.8%

Gain on Sale of Asset	4,680	2.2%	-	-

Operating Profit	33,245	15.5%	28,278	13.6%

Other Expenses:
Interest Expense, net	1,647		1,905
Other Expenses, net	11		96
Equity in Losses of Partially-Owned Affiliates	1,657		1,221

Income Before Income Taxes	29,930	14.0%	25,056	12.1%

Provision for Income Taxes	9,095		6,069

Income from Continuing Operations	$20,835	9.7%	$18,987	9.1%

Loss from Discontinued Operations, Net of Tax	(3,819)		(332)

Net Income	$17,016	7.9%	$18,655	9.0%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.69		$0.64
Loss from Discontinued Operations, Net of Tax	$(0.12)		$(0.01)
Net Income	$0.57		$0.63

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.67		$0.63
Loss from Discontinued Operations, Net of Tax	$(0.12)		$(0.01)
Net Income	$0.55		$0.62

Weighted Average Shares Outstanding
Basic	30,081		29,645
Diluted	30,938		30,140

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of September 30, 2013 and December 31, 2012
(in thousands)

	September 30,	December 31,
Assets	2013	2012

Cash and Cash Equivalents	$25,092	$23,551
Trade Receivables, net	53,996	43,094
Inventories, net	101,407	71,221
Prepaid Expenses and Other Current Assets	18,179	6,104
Total Current Assets	198,674	143,970

Property, Plant and Equipment, net	166,990	151,815
Goodwill	38,019	37,312
Intangible Assets, net	3,993	4,091
Investments in and Advances to Partially-Owned Affiliates	13,023	15,094
Deferred Income Taxes	37,079	39,262
Other Non-Current Assets	8,667	2,924

Total Assets	$466,445	$394,468

Liabilities and Stockholders' Equity

Accounts Payable	$32,044	$27,612
Deferred Revenue	11,541	11,570
Accrued Expenses and Other Current Liabilities	43,257	43,844
Total Current Liabilities	86,842	83,026

Long-Term Debt	101,050	64,000
Deferred Income Taxes	19,458	18,577
Accrued Pension Benefits	54,382	55,373
Other Non-Current Liabilities	18,383	10,195

Total Liabilities	$280,115	$231,171

Stockholders' Equity	$186,330	$163,297

Total Liabilities and Stockholders' Equity	$466,445	$394,468

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Nine Months Ended September 30, 2013 and 2012
(in thousands)

	Third Quarter 2013	Third Quarter 2012

Operating Profit	$11,250	$4,274

Depreciation and Amortization	5,745	5,324

EBITDA	$16,995	$9,598

	Nine Months 2013	Nine Months 2012

Operating Profit	$33,245	$28,278

Gain on Sale of Asset	(4,680)	-

Adjusted Operating Profit	28,565	28,278

Depreciation and Amortization	16,631	16,134

Adjusted EBITDA	$45,196	$44,412

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com